Exhibit 99.1
NEWS RELEASE
For more information contact:
FEI Company
Fletcher Chamberlin (investors and analysts)
Investor Relations
+1 503 726 7710
fletcher.chamberlin@fei.com

Lawrence A. Bock to depart FEI Board of Directors

Hillsboro, Ore./August 9, 2012 - FEI Company (NASDAQ: FEIC), a leading instrumentation company providing imaging and analysis systems for research and industry, today announced that Lawrence A. Bock, who has served as a director since December 2004, resigned his board seat effective August 6, 2012. Mr. Bock plans to attend graduate school.
Tom Kelly, FEI's board chair stated, “It has been a pleasure to serve with Larry over many years. The company has benefited from his keen insights into the life sciences market and his impressive business acumen. We will miss Larry's service but are excited for him as he opens this new chapter in his life.”

About FEI
FEI (Nasdaq: FEIC) is a leading diversified scientific instruments company. It is a premier provider of electron- and ion-beam microscopes and solutions for nanoscale applications across many industries: industrial and academic materials research, life sciences, semiconductors, data storage, natural resources and more. With more than 60 years of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). Headquartered in Hillsboro, Ore., USA, FEI has over 2,300 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.